UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2025

Grand Canyon Education, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34211	20-3356009
(State or other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

2600 W. Camelback Road
Phoenix, Arizona	85017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 247-4400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	LOPE	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

Grand Canyon Education, Inc., a Delaware corporation (the “Company”), is a publicly traded education services company dedicated to serving colleges and universities. The Company’s most significant university partner is Grand Canyon University (“GCU”), an Arizona non-profit corporation that operates a comprehensive regionally accredited university that offers graduate and undergraduate degree programs, emphases and certificates across ten colleges both online and on ground at its campus in Phoenix, Arizona and at 11 off-campus classroom and laboratory sites.

Prior to July 1, 2018, the Company owned and operated GCU. On July 1, 2018, the Company sold GCU to an independent, Arizona non-profit corporation (the “Transaction”). As a result of the Transaction, the Company no longer owns and operates an institution of higher education, nor does it directly participate in Title IV programs regulated and overseen by the U.S. Department of Education (“ED”) under the Higher Education Act (“HEA”). Instead, the Company operates as an education service company to institutions of higher education that do participate in Title IV programs.

Since the Transaction, the Company and GCU have been subjected to a number of government-initiated or government-related legal proceedings. We are taking this opportunity to summarize those matters and highlight certain outcomes recently achieved. The first three matters described below, each of which relate solely to GCU, are included to provide additional background and context for the disclosures relating to the conclusion of the Federal Trade Commission (“FTC” or the “Commission”) and qui tam matters involving the Company:

GCU’s non-profit status. The Transaction was approved by GCU’s board of trustees based on its conclusion that it would be in the best interest of GCU’s students, faculty and staff for GCU to operate under the non-profit status that it previously held prior to 2004. Prior to the closing of the Transaction, the IRS, the Higher Learning Commission (GCU’s institutional accreditor) and the State of Arizona, among others, approved GCU’s non-profit designation. However, in November 2019, in connection with its approval of the Transaction without conditions, ED informed GCU that GCU did not satisfy ED’s definition of a non-profit entity and, as a result, that ED would continue to treat GCU as a proprietary institution for purposes of its continued participation in Title IV programs. After years of ongoing discussions and negotiations to resolve ED’s objections, ED again denied GCU’s non-profit status in January 2021.  Thereafter, in order to pursue all available avenues for recourse on this matter, GCU opted to file a lawsuit against the ED, alleging that its 2019 and 2021 decisions overstepped its legal authority. While ED’s decision to continue to treat GCU as a for-profit institution was upheld by the federal district court in Arizona, in November 2024, the United States Court of Appeals for the Ninth Circuit unanimously held that ED had failed to apply the correct legal standards in reviewing GCU’s application and it reversed the district court’s decision and remanded with instructions to set aside ED’s decision and to remand to ED for further proceedings.

IRS reaffirmation of GCU’s tax-exempt status. Following the Ninth Circuit’s decision, on May 20, 2025, the IRS informed GCU that it had reaffirmed GCU’s 501(c)(3) tax-exempt status as an Arizona nonprofit institution after completing a comprehensive four-year examination of the university.

In light of the Ninth Circuit ruling and the IRS reaffirmation, ED is currently re-examining its classification of GCU as it pertains to Title IV funding.

GCU fine related to doctoral program disclosures. In October 2023, ED levied a $37.7 million fine against GCU based on allegations that GCU had substantially misrepresented the cost of its doctoral programs. GCU filed an appeal to ED’s Office of Hearings and Appeals, maintaining that the unsubstantiated accusations were gross mischaracterizations based on isolated, out-of-context statements from certain enrollment documents and that, in fact, GCU students receive robust information about the time, cost and credits needed to complete a doctoral degree throughout their enrollment and onboarding process. Moreover, GCU maintained that its disclosures surrounding continuation courses, which are common in higher education doctoral programs, provide more information than is legally required or that other universities typically provide. On May 16, 2025, in a Joint Stipulation of Dismissal order issued by ED’s Office of Hearings and Appeals, ED rescinded the fine in full, dismissed the case with no findings, fines, liabilities or penalties of any kind and confirmed that ED had not established that GCU violated any Title IV requirements or made any misrepresentations regarding the cost of its doctoral programs.

FTC action against GCE related to doctoral program disclosures. In coordination with ED’s action related to GCU’s doctoral programs, in December 2023, the FTC filed a lawsuit against GCU, the Company, and Brian Mueller that alleged, among other things, misrepresentations made in connection with marketing activities, including the cost and time to completion of GCU’s doctoral program and statements made related to GCU’s non-profit status during the period between the closing of the Transaction and November 2019. After GCU was dismissed from the FTC action on jurisdictional grounds, the FTC continued the case against the Company and Dr. Mueller. However, on August 15, 2025, the Commission voted unanimously to dismiss the case in its entirety, citing the Ninth Circuit decision, ED’s rescinding of its fine against GCU, and the IRS reaffirmation of GCU’s tax-exempt status in support of its decision that it would be imprudent for the FTC to continue pursuing its claims. The case was terminated with prejudice on August 19, 2025.

Qui tam action against GCE related to compensation policies. As previously disclosed in the Company’s periodic reports, in May 2020, the Company was served with a qui tam lawsuit that had been filed against the Company in 2018 in the U.S. District Court for the District of Massachusetts by a former employee on behalf of the federal government. All proceedings in the lawsuit had been under seal until February 2020, when the government decided to not intervene in the lawsuit, and the complaint was then unsealed by the court. The suit, United States ex rel Mackillop v. Grand Canyon Education, Inc., alleges that the Company violated the False Claims Act by improperly compensating certain of its enrollment counselors in violation of the Title IV law governing compensation of such employees, and as a result, improperly received Title IV program funds. The lawsuit’s primary contention was that the Company’s enrollment counselor compensation plan violated Title IV law as it contained minimum job expectations for its enrollment counselors that increased annually and that enrollment counselors received annual increases in their compensation. After numerous motions and unsuccessful settlement talks over a period of years, the parties recommenced settlement discussions in spring 2025, with any such settlement being contingent upon approvals from applicable U.S. government agencies and final agreement by all parties on acceptable terms, both monetary and non-monetary.

The Company, the relator, the U.S. Department of Justice and ED have reached settlement terms that are acceptable to all parties. Under these terms, which are subject to final review by the Court, the Company has agreed to pay $35.0 million and ED has agreed that the Company’s current enrollment counselor compensation and related plans do not violate the law prohibiting incentive compensation. The Court has scheduled a hearing for its review on November 14, 2025. Although the settlement is not effective until the Court reviews the settlement and the parties sign the agreement, the settlement amount will be recorded in our financial statements for the period ended September 30, 2025.

The Company has historically presented non-GAAP net income and non-GAAP diluted income per share information in its reported results that excludes amortization of intangible assets, severance costs, lease termination, impairment charges, and loss on disposal of fixed assets as we believe this allows investors to develop a more meaningful understanding of the Company’s performance over time. We will exclude the final settlement amount, net of taxes of $33.4 million (along with amortization of intangible assets, severance costs, lease termination, impairment charges and loss of disposal of assets) in the As Adjusted, Non-GAAP Net income in the third quarter of 2025.

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Upon the conclusion of the qui tam matter as described above, all known government-initiated or government-related actions against the Company and GCU will have been concluded on favorable terms other than GCU’s participation in Title IV as a non-profit, which ED is re-examining in light of the Ninth Circuit’s decision described above. The Company appreciates the efforts of its and GCU’s management, employees and advisors, as well as the new approach to these matters taken by the federal government, in bringing these matters to conclusion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRAND CANYON EDUCATION, INC.

Date: October 30, 2025	By:	/s/ Daniel E. Bachus
Daniel E. Bachus
Chief Financial Officer
(Principal Financial Officer)